SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    Form 8-K


                Current Report Pursuant to Section 13 or 15(d) of
                       The Securities Exchange Act of 1934


       Date of Report (Date of earliest event reported): December 21, 2000



                               AT COMM CORPORATION

             (Exact name of registrant as specified in its charter)



            Delaware                     0-15797                95-3824750
            --------                     -------                ----------
(State or other jurisdiction of  (Commission File Number)    (I.R.S. Employer
         incorporation)                                     Identification No.)


                        577 Airport Boulevard, Suite 700
                          Burlingame, California 94010
                    (Address of principal executive offices)

                                 (650) 375-8188
              (Registrant's telephone number, including area code)


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Item 5.   Other Events

         On December 21, 2000, the Company entered into a Stock Purchase and Investor Rights Agreement (the "Agreement") with private investors for the private placement of a total of $9.0 million of the Company's Series C Preferred Stock (the "Series C Preferred"). A total of 600,303 shares of Series C Preferred were sold under the Agreement at a purchase price of $15.00 per share, including 378,000 shares sold to Rennes Foundation, 100,000 shares to Flanders Language Valley Fund CVA, who may be deemed to be an affiliate of the Company, and 33,334 shares to Edmund Shea and Mary Shea Real Property Trust, a holder of greater than ten percent of the Company's Common Stock. The Series C Preferred Stock will be convertible into Common Stock on a 1:1 basis subject to certain antidilution provisions.

         The Series C Preferred bears non-cumulative dividends at an annual rate of 6% payable if and when declared by the Company. The conversion rate of the Series C Preferred will be adjusted on a weighted average basis if the Company issues Common Stock at a price less than the then-effective conversion price, other than issuances pursuant to incentive stock arrangements approved by the Board.

         In the event of a liquidation, dissolution or winding up of the Company, the holders of the Series C Preferred will receive, prior to any distribution to the holders of the Common Stock, a liquidation preference entitling them to receive an amount equal to the purchase price of the Series C Preferred plus any declared but unpaid dividends.

         Each share of the Series C Preferred has the number of votes equal to the number of shares of Common Stock then issuable upon its conversion into Common Stock. Although the holders of the Series C Preferred will generally vote together with the Common Stock and not as a separate series, the consent of the holders of a majority of the outstanding shares of Series C Preferred is required to (1) alter or change any of the powers, preferences, privileges or rights of the Series C Preferred Stock; (2) create any new class or series of shares having preferences prior to the Series C Preferred Stock in any manner, including, without limitation, as to dividends or liquidation; (3) take any action that reclassifies any outstanding shares into shares having preferences prior to the Series C Preferred Stock in any manner, including, without limitation, as to dividends or liquidation; or (4) alter or change the Company's Certificate of Incorporation in a manner that adversely affected the rights of the Series C Preferred Stock.

         The Company has certain rights to redeem shares of Series C Preferred, beginning on the date of completion of the earlier of a registered public offering with gross proceeds in excess of $15 million or when the closing Common Stock price exceeds $40 per share for 15 consecutive trading days.

         The holders of the Series C Preferred have been granted certain registration rights and information rights.


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



Item 7.  Exhibits.
         --------

         The transaction discussed in Item 5 is to be accounted for as a sale of Preferred Stock.

(c.)     Exhibits

         3.7 Certificate of Designation, Preferences and Other Rights of the Series C Preferred Stock as filed with the Secretary of State of Delaware on December 18, 2000.

         4.9 Stock Purchase and Investor Rights Agreement dated December 21, 2000 by and between the Registrant and the Investors.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                                 AT COMM CORPORATION

Dated: December 27, 2000                         By: /s/ Melanie D. Johnson
                                                     --------------------------
                                                     Melanie D. Johnson
                                                     Vice President Finance and
                                                     Chief Financial Officer



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